Exhibit 99.5

CONSENT OF DAVID L. TREADWELL

Matlin & Paterson Acquisition Corporation (the "Company") intends to file a Registration Statement on Form S-1 (together with any amendments or supplements thereto the "Registration Statement") registering securities for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a Director Nominee.

February 14, 2017	/s/ David L. Treadwell
DAVID L. TREADWELL